Filed pursuant to Rule 424(b)(3)

Registration No. 333-213778

PROSPECTUS SUPPLEMENT
(To the Prospectus dated October 14, 2016)

1,700,000 Warrants to Purchase Shares of Common Stock

2,500,000 Shares of Common Stock

This Prospectus Supplement supplements the prospectus dated October 14, 2016 (the "Prospectus") relating to the sale or other disposition by the selling securityholders identified therein of shares of Common Stock of Smith Micro Software, Inc. and warrants to purchase shares of Common Stock of Smith Micro Software, Inc.

This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THE PROSPECTUS.

Shares of our common stock are listed on the NASDAQ Capital Market under the symbol “SMSI.”

This Prospectus Supplement is filed solely for the purposes of reflecting changes in holdings of existing selling securityholders under the Prospectus.  As of November 1, 2019, the Selling Securityholder table included under the Section "SELLING SECURITYHOLDERS", which begins on page 19 in the Prospectus, is revised to amend the information with respect to the following selling securityholders:

Name of Selling Securityholder(1)	Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold	Common Stock Beneficially Owned After Offering	Beneficial Ownership Prior to Offering	Beneficial Ownership After Offering
Unterberg Koller Capital Fund, L.P.	0(3)	0(3)	0	---%	---%
Unterberg Taylor Liquidation LLC (2)	850,000(3)	850,000(3)	0	2.16%	---

_______________

(1)

Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements if and when necessary.  This table and the information in the notes below are based upon information supplied by the selling securityholder and upon 38,502,511 shares of common stock outstanding as of October 30, 2019.

(2)	Thomas I. Unterberg has voting and dispositive power over the shares held by the selling securityholder. The address of the selling securityholder is 100 West River Road, Rumson, NJ 07760.
(3)	Represents 850,000 Warrant Shares. Reflects the ultimate transfer by Unterberg Koller Capital Fund, L.P. of Warrants to purchase 850,000 Warrant Shares to Unterberg Taylor Liquidation LLC.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2019